Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter and 2004 Earnings

Diluted EPS for 2004 increased 97% and 4%, on GAAP and pro forma basis, respectively

Strong backlog at year end leads to improved visibility and updated projections

SANTA CLARA, Calif., Jan 25, 2005—DSP Group, Inc. (NASDAQ: DSPG) a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity announced today its results for fourth quarter and year ended December 31, 2004.

Fourth Quarter Results:

Revenues for the fourth quarter of 2004 were $28,555,000, a decrease of 25% from revenues of $38,136,000 for the fourth quarter of 2003. Net income for the fourth quarter was $1,229,000, a decrease of 79% from net income of $5,961,000 for the fourth quarter of 2003. Diluted earnings per share (EPS) for the fourth quarter of 2004 were $0.04, a decrease of 80% from $0.20 for the fourth quarter of 2003. Results for the fourth quarter of 2004 included a one-time write-off in the amount of $2,682,000 for in-process research and development related to the acquisition of Bermai Inc.’s Wi-Fi assets in October 2004.

Year End Results:

Revenues for the year ended December 31, 2004, were $157,511,000, an increase of 3% over 2003 revenues of $152,875,000. Net income for 2004 was $51,094,000, an increase of 102% from $25,355,000 for 2003. Diluted EPS for 2004 was $1.70, an increase of 98% from $0.86 for 2003.

Pro Forma Results:

Pro forma net income for the fourth quarter of 2004, excluding the one-time write-off of in-process research and development related to the Company’s acquisition of the assets of Bermai Inc. and related tax benefit, as stated above, was $2,972,000, a 50% decrease compared to $5,961,000 for the fourth quarter of 2003. Pro forma diluted EPS were $0.10 for the fourth quarter of 2004, a 50% decrease from $0.20 for the fourth quarter of 2003.

Results for 2004 included an aggregate capital gain of $44,448,000 resulting from the sale of all of our holdings in the AudioCodes Ltd. stock and the Tomen Corporation stock. The tax effect of these capital gains was $16,450,000. 2004 results also included a one-time write-off in the amount of $2,682,000 for in-process research and development related to the Bermai acquisition and related tax benefit of $939,000, as well as a one-time goodwill impairment charge of $4,304,000 arising from the GAAP-required re-evaluation of the remaining goodwill associated with the acquisition of VoicePump Inc. in March 2000. The capital gain is included in the Company’s statements of income, and the write-off and impairment charge are included in the Company’s operating expenses.

Results for 2003 included a one-time write-off in the second quarter of 2003 in the amount of $2,727,000 for in-process research and development related to the Teleman Multimedia Inc. acquisition and a one-time capital gain of $241,000 from the sale of Tower Semiconductor Ltd. shares. The related net tax benefit arising from the write-off and capital gain was $272,000.

Pro forma net income for the year 2004, excluding the effects of the aforementioned capital gains, as well as the write-off and impairment charge and related tax benefit, was $29,143,000, a 6% increase compared to $27,569,000 for the year 2003. Pro forma diluted EPS were $0.97 for the year 2004, a 4% increase over $0.93 for the year 2003.

The Company believes that this pro forma presentation of net income and diluted EPS is useful to investors in comparing results for the quarter and year ended December 31, 2004 to the same periods during 2003, because it excludes items that management does not consider meaningful for purposes of analyzing the Company’s operating results and making budget-planning decisions.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “In 2004 DSP Group accomplished major technology and strategic achievements. Our customers won five CES “innovative product awards” at the last Consumer Electronics Show in Las Vegas. All these products are powered by our new chip-sets. We launched our new DECT chip-set product line targeting the European market that offers a one-stop-shop concept for residential wireless connectivity products. We designed and added new video, data and CoIP (Cordless over IP) capabilities to the traditional voice enabled market. Recently, we enhanced our future product roadmap by adding Wi-Fi technology for transmission of voice, video and data in the residential markets. These achievements, new market opportunities and new product offerings give us confidence in the future growth of our business.”

Mr. Ayalon added: “As we all know the second half of 2004 was challenging for the consumer electronics industry. The industry has encountered demand and inventory issues which impacted our business. We believe that these issues are now behind us. The strong flow of orders in the fourth quarter of 2004 resulted in a backlog of $40 million at year end, which gives us very good visibility into the first quarter of 2005. Based on these factors and additional input from our marketing channels we have updated our projections for the first quarter of 2005 and year 2005, and shall give further details in our scheduled conference call today.”

Moshe Zelnik, VP Finance & CFO of DSP Group stated: “Despite increasing research and development expenses in the year 2004 and a challenging market environment in the fourth quarter, we are proud to report an increase in our net profit and diluted EPS in 2004 as compared to 2003.”

During the fourth quarter of 2004, the Company repurchased 90,000 shares of its common stock at an average price of $20.31 per share, for approximately $1.8 million, bringing the total number of shares repurchased in the year 2004 to 1.6 million shares at an average price of $20.09 per share and an aggregate repurchase of $31.7 million worth of common stock. As of December 31, 2004, approximately 3.7 million shares remained available for repurchase from previous Board authorizations. Our cash position at year end, consisting of cash, cash equivalents and marketable securities, reached a level of approximately $331 million. We generated $27.4 million of cash from operating activities in 2004.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a world leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a world leader and a one-stop-shop for a wide range of applications. These applications include, but are not limited to: ISM band digital 900MHz, 2.4GHz, 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and are deployed in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices (IADs) and are widely used in Digital Voice Recorders (DVRs). More information about DSP Group is available at www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the fourth quarter and year of 2004 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 73336102)

—International Dial-In # 1-617-801-6888 (passcode: 73336102)

Forward-Looking Statements

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon concerning new market opportunities, his confidence in the future growth of our business, the end of the demand and inventory issues that impacted the last half of 2004, and our visibility into the first quarter of 2005. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including unexpected delays in the introduction of new products; failure of DSP Group’s new products to achieve broad market acceptance, especially in the European markets; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner; declines or fluctuations in selling prices and gross margins as a result of entry into new markets; challenges faced by the consumer electronics industry; changes in silicon manufacturing costs; and general market demand for products that incorporate DSP Group’s technology. Further, although the backlog information is useful, it may not be a reliable measure of our sales for any future period. These and other factors which may affect future operating results and DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for the year ended December 31, 2003, as well as other reports, including Form 10-Qs, DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

For more information, please contact Yaniv Arieli, President of US Operations, Investor Relations, DSP Group Inc. at (408) 986-4423; or e-mail: yarieli@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME – US GAAP

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Product revenues and other	$28,555	$38,136	$157,511	$152,875
Cost of product revenues and other	14,191	19,451	80,368	83,077

Gross profit	14,364	18,685	77,143	69,798

Operating expenses:
Research and development	8,820	8,197	32,147	25,599
Sales and marketing	2,278	3,361	11,292	11,977
General and administrative	1,854	1,947	7,112	6,953
Impairment of goodwill	—	—	4,304	—
In-process research and development write-off	2,682	—	2,682	2,727

Total operating expenses	15,634	13,505	57,537	47,256

Operating income (loss)	(1,270)	5,180	19,606	22,542
Other income :
Interest and other income, net	2,169	2,002	8,522	7,947
Capital gains	—	—	44,448	241

Income before provision for income taxes	899	7,182	72,576	30,730
Provision (benefit) for income taxes	(330)	1,221	21,482	5,375

Net income	$1,229	$5,961	$51,094	$25,355

Net earnings per share:
Basic	$0.04	$0.21	$1.79	$0.91
Diluted	$0.04	$0.20	$1.70	$0.86

Weighted average number of shares of Common Stock used in the computation of:
Basic	27,959	28,615	28,574	27,912
Diluted	29,092	30,344	30,026	29,593

DSP GROUP, INC.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Product revenues and other	$28,555	$38,136	$157,511	$152,875
Cost of product revenues and other	14,191	19,451	80,368	83,077

Gross profit	14,364	18,685	77,143	69,798
Operating expenses:
Research and development	8,820	8,197	32,147	25,599
Sales and marketing	2,278	3,361	11,292	11,977
General and administrative	1,854	1,947	7,112	6,953

Total operating expenses	12,952	13,505	50,551	44,529

Operating income	1,412	5,180	26,592	25,269
Other income :
Interest and other income, net	2,169	2,002	8,522	7,947

Income before provision for income taxes	3,581	7,182	35,114	33,216

Provision for income taxes	609	1,221	5,971	5,647

Net income	$2,972	$5,961	$29,143	$27,569

Net earnings per share:
Basic	$0.11	$0.21	$1.02	$0.99
Diluted	$0.10	$0.20	$0.97	$0.93

Weighted average number of shares of Common Stock used in the computation of:
Basic	27,959	28,615	28,574	27,912
Diluted	29,092	30,344	30,026	29,593
The above pro forma consolidated statements of income have been adjusted to exclude the following items to US GAAP reported net income:

Reported net income per US GAAP	$1,229	$5,961	$51,094	$25,355
Adjustments:
Impairment of goodwill	—	—	4,304	—
In-process research & development write- off	2,682	—	2,682	2,727
Capital gains	—	—	(44,448)	(241)
Tax expenses (benefit)	(939)	—	15,511	(272)

Pro forma net income	$2,972	$5,961	$29,143	$27,569

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$72,102	$36,812
Marketable securities and cash deposits	63,222	42,490
Trade receivables, net	5,976	15,844
Inventories	9,469	8,466
Other accounts receivable	2,213	1,462
Deferred income taxes	1,168	1,326

Total current assets	154,150	106,400

Property and equipment, net	6,683	7,108
Long term marketable securities	195,671	197,071
Investment in equity securities of traded companies	—	47,138
Severance pay fund	3,437	2,360
Long term pre-paid expenses and lease deposits	628	513
Goodwill	1,500	5,804
Deferred income taxes	1,410	—
Other intangible assets	3,482	2,076

Total assets	$366,961	$368,470

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payable	$7,830	$11,221
Other current liabilities	39,857	34,292

Total current liabilities	47,687	45,513
Long term liabilities:
Accrued severance pay	3,784	2,555
Long term liability	—	1,429
Deferred income taxes	—	14,592

Total long term liabilities	3,784	18,576

Stockholders’ equity:
Common Stock	28	29
Additional paid-in capital	187,471	174,700
Accumulated other comprehensive income	65	23,045
Retained earnings	157,723	107,799
Less – Cost of treasury stock	(29,797)	(1,192)

Total stockholders’ equity	315,490	304,381

Total liabilities and stockholders’ equity	$366,961	$368,470